Exhibit 99.1

Captaris Announces Summary Judgment Dismissal of Telephone Consumer Protection Act Lawsuit

          BELLEVUE, Wash., Oct. 3 /PRNewswire-FirstCall/ -- Captaris, Inc. (Nasdaq: CAPA), a leading provider of software products that automate document-centric business processes, today announced that the Circuit Court in Cook County, Illinois has granted summary judgment in favor of Captaris.

          The summary judgment ruling will result in the dismissal of a lawsuit brought by Travel 100 Group, Inc. in July 29, 2003 against Mediterranean Shipping Company alleging violations of the Telephone Consumer Protection Act.  Captaris and its subsidiary MediaTel were brought into the litigation because MediaTel sent faxes to Travel 100 on behalf of Mediterranean Shipping Company.  In granting summary judgment, the Court ruled that Travel 100 had invited the facsimile advertisements and there was no violation of the Telephone Consumer Protection Act.  The plaintiff will have thirty days after the entry of final judgment to appeal.

           This proceeding and other related proceedings are further described in the most recent Quarterly Report on Form 10-Q filed by Captaris.

          About Captaris, Inc.

          Captaris, Inc. is a leading provider of software products that automate business processes, manage documents electronically and provide efficient information delivery. Our product suite of Captaris RightFax, Captaris Workflow and Captaris Alchemy Document Management is distributed through a global network of leading technology partners. We have customers in financial services, healthcare, government and many other industries, and our products are installed in all of the Fortune 100 and many Global 2000 companies. Headquartered in Bellevue, Washington, Captaris was founded in 1982 and is publicly traded on the NASDAQ National Market under the symbol CAPA. For more information please visit www.captaris.com.

          The following are registered trademarks and trademarks of Captaris: Captaris, Alchemy, RightFax, Captaris Document Management, Captaris Interchange and Captaris Workflow. All other brand names and trademarks are the property of their respective owners.

SOURCE  Captaris, Inc.
          -0-                              10/03/2006
          /CONTACT:  Melanie Canto, Director of Investor Relations of Captaris, Inc., +1-425-638-4048/
          /Web site:  http://www.captaris.com/
          (CAPA)